SCHEDULE 14C INFORMATION

                                 Amendment No. 1

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

|X|   Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|_|   Definitive Information Statement

                                DUNE ENERGY, INC.
                (Name of Registrant as Specified in its Charter)

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|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            ____________________________________________________________________

      (2)   Aggregate number of securities to which transaction applies:

            ____________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ____________________________________________________________________

      (4)   Proposed maximum aggregate value of transaction:

            ____________________________________________________________________

      (5)   Total fee paid:

            ____________________________________________________________________

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

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      (2)   Form, Schedule or Registration Statement No.:

            ____________________________________________________________________

      (3)   Filing Party:

            ____________________________________________________________________

      (4)   Date Filed:

            ____________________________________________________________________

                                DUNE ENERGY, INC.
                         3050 Post Oak Blvd., Suite 695
                              Houston, Texas 77056


                              INFORMATION STATEMENT
                             (Dated March __, 2007)


      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE "ACTIONS", DEFINED BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF THE SHAREHOLDERS WHO OWN A MAJORITY (62.7%) OF THE OUTSTANDING SHARES OF COMMON STOCK OF DUNE ENERGY, INC. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

                                     GENERAL

      This Information Statement is being furnished on or about the date first set forth above to holders (who are holders of record as of the close of business on March 5, 2007) of the common stock, $0.001 par value per share ("Common Stock"), of Dune Energy, Inc., a Delaware corporation ("we" or the "Company"), in connection with the following (the "Actions"):

      1. Increasing the number of authorized shares of Common Stock from 100,000,000 to 150,000,000; and

      2. Amending the Company's Certificate of Incorporation, with the only amendment being the increase the number of authorized shares of Common Stock described above.

      Our Board of Directors has unanimously approved, and Itera Holdings BV and Alan Gaines, our Chairman and Chief Executive Officer, who together own 38,154,898 shares (62.7%) of the 60,810,813 shares of Common Stock outstanding as of the date of this Information Statement, have consented in writing to, the Actions. Such approval and consent are sufficient under Section 228 of the Delaware General Corporation Law and our By-Laws to approve the Action. The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Actions is authorized by Section 228(a) of the DGCL, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Actions as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors voted to utilize the written consent of stockholders holding a majority of the voting power of the Company. Our Board of Directors does not intend to solicit any proxies or consents in connection with the foregoing actions. Accordingly, the Actions will not be submitted to our other shareholders for a vote and this Information Statement is being furnished to shareholders solely to provide them with certain information concerning the Actions in accordance with the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including particularly Regulation 14C.

      The offices of the Company are located at 3050 Post Oak Blvd., Houston, Texas 77056 and the Company's telephone number is (713) 888-0895.

                      OUTSTANDING SHARES AND VOTING RIGHTS

      As of the Record Date, the Company's authorized capitalization consists of 100,000,000 shares of Common Stock, of which 60,810,813 were issued and outstanding. Holders of Common Stock have equal rights to receive dividends when, as and if declared by our Board of Directors, out of funds legally available therefore. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights and are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Common Stock are fully paid and nonassessable.

                     INCREASE IN NUMBER OF AUTHORIZED SHARES


      The Company intends to its increase the number of shares of its Common Stock that it is authorized to issue. The Company believes that this increase in the number of authorized shares is appropriate and in the best interests of the Company because it would afford us with the flexibility of issuing a higher percentage of equity than debt in connection with a potential transaction. Such potential transaction could involve, among other things, issuing shares of the Company's Common Stock in order to (i) finance an acquisition (ii) refinance our existing credit facility and/or (iii) raise additional capital to accelerate our drilling program. At the present time, while the Company is involved in discussions regarding one or more potential acquisitions, the Company has not entered into any definitive agreements regarding either an acquisition or a financing and there are no assurances that the Company will do so in the near future. The increase in the number of authorized shares of our Common Stock will become effective upon the Company's filing of the Certificate of Amendment of Certificate of Incorporation, described below, with the Secretary of State of Delaware.


      Since the number of authorized shares of our Common Stock will be increased to 150,000,000, the issuance in the future of such authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.


      Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device. However, the proposed increased in the authorized common stock is not the result of any such specific effort; rather, as indicated above, the purpose of the increase in the authorized common stock is to provide the Company's management with the ability to issue shares for future acquisition, financing and operational possibilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device. As a consequence, the increase in authorized common stock may make it more difficult for, prevent or



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


deter a third party from acquiring control of the Company or changing its board of directors and management, as well as inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. The Company currently has no such provisions in any of its governing documents.

      As summarized below, provisions of the Company's certificate of incorporation and by-laws and applicable provisions of the Delaware General Corporation Law may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. These provisions may also have the effect of deterring hostile takeovers or delaying changes in the Company's control or in its management.

      Undesignated Preferred Stock. The Company's certificate of incorporation authorizes issuance of shares of preferred stock with such designations, rights and preferences as may be determined from time to time by its board of directors. The board of directors can also fix the number of shares constituting a series of preferred stock, without any further vote or action by the Company's stockholders. The issuance of undesignated preferred stock with voting, conversion or other rights or preferences, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of (i) delaying or preventing a change in control, (ii) causing the market price of the Company's common stock to decline or (iii) impairing the voting power and other rights of the holders of the Company's common stock.

      No Cumulative Voting. The Company's certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The combination of the present ownership by a few stockholders of a significant portion of the Company's issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company's board of directors or for another party to obtain control of the Company by replacing its board of directors.

      Section 203 of the General Corporation Law of the State of Delaware. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the time the person became an interested stockholder unless:

            o prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

            o upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned a least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or



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


            o at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3rd% of the outstanding voting stock which is not owned by the interested shareholder.

      The application of Section 203 may limit the ability of the Company's stockholders to approve a transaction that they may deem to be in their interests. Under Section 203, a "business combination" generally includes a merger, asset or stock sale, or other similar transaction with an interested stockholder, and an "interested stockholder" is generally a person who, together with it affiliates and associates, owns or, in the case of affiliates or associates of the corporation, owned 15% or more of a corporation's outstanding voting securities within three years prior to the determination of interested stockholder status.


            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

      The Company intends to file with the Secretary of State of Delaware its Certificate of Amendment of Certificate of Incorporation, in the form attached hereto as Exhibit A, approximately 21 days after the date of this Information Statement. The only amendment to the Company's Certificate of Incorporation will be with respect to the increase of the number of authorized shares of Common Stock of the Company from 100,000,000 to 150,000,000.


      The increase in the number of authorized shares of the Company's common stock evidenced by the proposed amendment of our certificate of incorporation may have an anti-takeover effect requiring disclosure and discussion under Release No. 34-15230, as disclosed elsewhere in this Information Statement under "Increase in Number of Authorized Shares."


                         DISSENTERS' RIGHT OF APPRAISAL

      Stockholders do not have the statutory right to dissent and obtain an appraisal of their shares under Delaware law in connection with the increase in the number of authorized shares of our Common Stock.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of February 26, 2007 by (i) each person who, to our knowledge, beneficially owns more than 5% of outstanding shares of our Common Stock; (ii) each of our current directors and executive officers; and (iii) all of our current directors and executive officers as a group:


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

Name of                                                                                         Percent
Beneficial Owner                                                       Amount(1)               of Class
----------------                                                       ---------               --------
Itera Holdings BV                                                      35,464,397                58.3%
Alan Gaines (Chairman and CEO)                                        3,190,501(2)               5.2%
Amiel David (President and COO)                                       1,106,250(3)               1.8%
Hugh Idstein (Chief Financial Officer)                                 150,000(4)                  *
Steven Barrenechea (Director)                                          222,500(5)                  *
Richard M. Cohen (Secretary and Director)                              312,185(6)                  *
Igor V. Marchenko (Director)                                               0                       *
Raissa S. Frenkel (Director)                                           100,000(6)                  *
Steven M. Sisselman (Director)                                         100,000(6)                  *
Marshall Lynn Bass (Director)                                          112,880(6)                  *
All Officers & Directors as a Group (9 persons)                 5,294,316(2)(3)(4)(5)(6)         8.4%

* Indicates ownership of less than 1%.

----------
(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from February 26, 2007. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from February 26, 2007, have been exercised.

(2) Includes 500,000 shares underlying a stock option granted May 12, 2005.

(3) Includes 250,000 shares underlying a stock option granted on February 15, 2005; 500,000 shares underlying a stock option granted on May 12, 2005; and 200,000 shares underlying a stock option granted on January 24, 2007.

(4) Includes 75,000 shares underlying a stock option granted on April 4, 2005 and 75,000 shares underlying a stock option granted on April 4, 2006.

(5) Includes 25,000 shares underlying a stock option granted on December 15, 2004; 50,000 shares underlying a stock option granted on October 28, 2005; and 50,000 shares underlying a stock option granted on January 24, 2007.

(6) Includes 50,000 shares underlying a stock option granted on October 28, 2005 and 50,000 shares underlying a stock option granted on January 24, 2007.

                                             By order of the Board of Directors,

                                             Richard M. Cohen,
                                             Secretary


March __, 2007



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

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATION OF INCORPORATION
                                       OF
                                DUNE ENERGY, INC.

      IT IS HEREBY CERTIFIED THAT:

            FIRST: the name of the corporation is Dune Energy, Inc. (hereinafter called the "Corporation").

            SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on November 20, 1998.

            THIRD: The Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph of said Article the following new paragraph:

                "FOURTH: The total number of shares of stock which the
            corporation shall have authority to issue is one hundred fifty one million (151,000,000), of which one hundred fifty million (150,000,000) shall be shares of Common Stock and one million (1,000,000) shall be shares of preferred stock. The par value of all of such shares is $0.001 per share.

            FOURTH: The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation of the Corporation this 23rd day of February 2007.


                                        By: /s/ Alan Gaines
                                            ------------------------------------
                                        Name: Alan Gaines
                                        Title: Chairman, Chief Executive Officer